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                                                                     EXHIBIT 4.1

                      SECOND AMENDMENT TO RIGHTS AGREEMENT


     SECOND AMENDMENT, dated as of December 23, 1994, to the Rights Agreement dated as of June 12, 1986, as amended by that certain Amendment to Rights Agreement dated as July 7, 1988 (the "Rights Agreement"), between Morrison Knudsen Corporation, a Delaware corporation (the "Company") and Bank of America National Trust and Savings Association, a national banking association, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company has appointed Norwest Bank Minnesota, N.A. as Successor Rights Agent ("Successor Rights Agent"), effective as of December 23, 1994, in accordance with Section 20 of the Rights Agreement;

     WHEREAS, the Company and the Successor Rights Agent desire to amend the Rights Agreement in accordance with Section 25 to the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Second Amendment to Rights Agreement, the parties hereby agree a follows:


     1. The fifth sentence of Section 20 of the Rights Agreement shall be amended in its entirety, to read as follows:

          "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the States of Idaho, New York or Minnesota (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the States of Idaho, New York or Minnesota), in good standing, having a principal office in the States of Idaho, New York or Minnesota, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital or surplus of at least $50 million and maintains such offices as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange, or relating to any transaction reporting system, on which the Common Shares or the Rights may from time to time be listed or quoted."

     2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
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     3.   The foregoing amendment shall be effective as of the date hereof an, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to Rights Agreement to be duly executed and their corporate seals to be affixed, all as of the day and year first above written.

                                        THE "COMPANY"

                                        MORRISON KNUDSEN CORPORATION


                                     By /s/  Stephen G. Hanks
                                        -------------------------------------
                                        Stephen G. Hanks
                                        Executive Vice President -
                                        Finance and Administration
                                        and Secretary



                                        "SUCCESSOR RIGHTS AGENT"

                                        NORWEST BANK MINNESOTA, N.A.


                                     By /s/ Suzanne M. Swits
                                        -------------------------------------
                                        Assistant Secretary and Trust Officer